Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

(in thousands, except ratios)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Excluding interest on deposits
Income before income taxes	$203,980	$45,638	$33,004	$2,043	$109,579
Fixed charges:
Interest expense	50,413	84,840	83,226	74,713	92,822
Interest within rental expense	6,913	5,512	4,950	4,807	4,302

Total fixed charges	57,326	90,352	88,176	79,520	97,124

Total earnings and fixed charges	$261,306	$135,990	$121,180	$81,563	$206,703

Total fixed charges, as above	$57,326	$90,352	$88,176	$79,520	$97,124

Ratio of earnings to fixed charges	4.56	1.51	1.37	1.03	2.13

Including interest on deposits
Total earnings and fixed charges, as above	$261,306	$135,990	$121,180	$81,563	$206,703
Add: Interest on deposits	68,979	76,778	103,963	160,295	205,946

Total earnings, fixed charges and interest on deposits	$330,285	$212,768	$225,143	$241,858	$412,649

Fixed charges, as above	$57,326	$90,352	$88,176	$79,520	$97,124
Add: Interest on deposits	68,979	76,778	103,963	160,295	205,946

Total fixed charges including interest on deposits	$126,305	$167,130	$192,139	$239,815	$303,070

Ratio of earnings to fixed charges	2.61	1.27	1.17	1.01	1.36

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

(in thousands, except ratios)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Excluding interest on deposits
Income before income taxes	$203,980	$45,638	$33,004	$2,043	$109,579
Add:
Interest expense	50,413	84,840	83,226	74,713	92,822
Preferred Stock Dividend			23,957	24,000	1,267
Interest within rental expense	6,913	5,512	4,950	4,807	4,302

Fixed charges and preferred stock dividends, excluding interest on deposits	57,326	90,352	112,133	103,520	98,391

Less:
Preferred Stock Dividend Requirements			23,957	24,000	1,267
Earnings excluding interest on deposits	261,306	135,990	121,180	81,563	206,703

Interest on Deposits	68,979	76,778	103,963	160,295	205,946
Total Earnings	$330,285	$212,768	$225,143	$241,858	$412,649

Ratio of earnings to fixed charges	4.56	1.51	1.08	0.79	2.10

Including interest on deposits
Interest expense	50,413	84,840	83,226	74,713	92,822
Preferred Stock Dividend			23,957	24,000	1,267
Interest within rental expense	6,913	5,512	4,950	4,807	4,302

Fixed charges and preferred stock dividends, excluding interest on deposits	57,326	90,352	112,133	103,520	98,391

Interest on Deposits	68,979	76,778	103,963	160,295	205,946
Total fixed charges and preferred stock dividends requirements	$126,305	$167,130	$216,096	$263,815	$304,337

Deficiency	$—	$—	$—	$(21,957)	$—

Ratio of earnings to fixed charges	2.61	1.27	1.04	0.92	1.36